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

                                                                                                                          Exhibit 12

                                                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                                                           FROM CONTINUING OPERATIONS
                                                  (IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)

                                                                                           YEAR ENDED
                                                         --------------------------------------------------------------------------
                                                         December 27,   December 28,   December 29,    December 31,    December 25,
                                                             1998           1997           1996           1995             1994
                                                         ------------   ------------   ------------    ------------    ------------

FIXED CHARGES COMPUTATION

INTEREST EXPENSE:

     NET INTEREST EXPENSE                                 $ 101,420      $  97,286      $  66,740       $  57,623       $  43,742

     PLUS CAPITALIZED INTEREST                                4,516          5,376          6,397           1,889             474
                                                          ---------      ---------      ---------       ---------       ---------
          GROSS INTEREST EXPENSE                            105,936        102,662         73,137          59,512          44,216

PROPORTIONATE SHARE OF INTEREST
     EXPENSE OF 50% OWNED PERSONS                                            1,948         17,941          13,824          12,351

INTEREST COMPONENT OF  RENT EXPENSE                           7,688          6,671          5,787           5,781           5,303
                                                          ---------      ---------      ---------       ---------       ---------

          TOTAL FIXED CHARGES                             $ 113,624      $ 111,281      $  96,865       $  79,117       $  61,870
                                                          =========      =========      =========       =========       =========


EARNINGS COMPUTATION

PRETAX EARNINGS                                           $ 507,916      $ 693,852      $ 310,209       $ 182,817       $ 265,737

     ADD: FIXED CHARGES                                     113,624        111,281         96,865          79,117          61,870

                  LESS: CAPITALIZED INTEREST                 (4,516)        (5,376)        (6,397)         (1,889)           (474)

     LESS: DISTRIBUTIONS IN EXCESS
                  OF (LESS THAN) EARNINGS OF INVESTEES      (16,693)        (7,675)       (12,962)         (9,285)         (4,487)
                                                          ---------      ---------      ---------       ---------       ---------

          TOTAL EARNINGS AS ADJUSTED                      $ 600,331      $ 792,082      $ 387,715       $ 250,760       $ 322,646
                                                          =========      =========      =========       =========       =========

          RATIO OF EARNINGS
            TO FIXED CHARGES                                  5.3:1          7.1:1          4.0:1           3.2:1           5.2:1
                                                          =========      =========      =========       =========       =========
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